UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Citrix Systems, Inc.

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On January 31, 2022, Citrix Systems, Inc. (the “Company”) made available the communication below to its employees regarding the proposed acquisition of the Company by Picard Parent, Inc., a Delaware Corporation and entity wholly owned by funds affiliated with TIBCO Software, Inc. (“Parent”), and proposed merger of the Company with Picard Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), pursuant to the terms of an Agreement and Plan of Merger, dated January 31, 2022, by and among the Company, Parent and Sub.

Citrix Acquisition:

Employee FAQ

Citrix announced that we have entered into a definitive agreement to be acquired by Vista Equity Partners and Elliott Management for $16.5 billion in cash.

We understand that an announcement of this scale creates many questions—most significantly: How does this affect me and the company today? We do not have many of those answers, but they will come as we move closer to the deal close, which is expected mid-year. The Citrix Executive Leadership Team (ELT) remains committed to providing answers as we have them.

For now, it is important for us all to understand a bedrock principle of this exciting news: Vista and Elliott agreed to acquire Citrix because of our market strength and the success we’ve had beginning our cloud transition. By going private, we expect to accelerate this transition outside of the public markets to drive greater, collective success. This also allows us to invest in the high-growth parts of our business.

The skills and expertise of Citrix employees were a key motivator for the acquisition. Both Vista and Elliott understand the importance of people in a software business. Going private will allow employees to flex their skills, move more quickly to accelerate our transformation, and innovate to grow the areas of our business where we have the highest propensity to win.

Many details are still being worked on in the short term, and we should anticipate that some details may not come until after the transaction closes. However, little to nothing will change right now for our business, and we will continue to focus on and execute on our 2022 strategy and plans.

We have put the answers we have now to your common questions below.

Table of Contents

1.	What did Citrix announce today?	2

2.	How much are Vista and Elliott paying to acquire Citrix? What is the premium to our stock price? What is an unaffected stock price?	2

3.	Why did Citrix enter into this transaction? Why now?	3

4.	Who is Vista Equity Partners? Who is Elliott Management?	3

5.	Who is TIBCO? What role do they play in this transaction?	3

6.	What does it mean to be a private company? Does this mean we are a private company today?	3

7.	What does this mean for employees?	4

8.	How will the transaction impact the newly formed Business Unit, Work Solutions?	4

9.	Will there be any layoffs or changes to our organization as a result of this transaction?	4

10.	What do I do if I am contacted by the media or other third parties?	5

11.	What is the timeline for the close of the transaction? What are the next steps?	5

12.	Will this transaction have any impact on employee benefits and compensation?	5

13.	I own Citrix stock. What will happen to employee stock?	5

14.	What happens to my unvested restricted stock units (RSUs) or performance-based RSUs (PRSUs)?	5

15.	How does this transaction affect our employee stock purchase program (ESPP)?	5

1.	What did Citrix announce today?

Citrix announced that we have entered into a definitive agreement to be acquired by Vista Equity Partners and Elliott Management for $16.5 billion in cash.

Under the terms of the agreement, Citrix shareholders will receive $104.00 in cash per share. The per share purchase price represents a premium of 30% percent over the company’s unaffected 5-day volume-weighted average price (VWAP) as of December 7, 2021, the last trading day before market speculation regarding a potential transaction, and a premium of 24% over the closing price on December 20, 2021, the last trading day prior to media reports regarding a potential bid from Vista and Elliott.

At the close of the transaction, Citrix will become a private company, and our stock will no longer trade on the public market.

2.	How much are Vista and Elliott paying to acquire Citrix? What is the premium to our stock price? What is an unaffected stock price?

The transaction is valued at $16.5 billion in cash.

Under the terms of the agreement, Citrix shareholders will receive $104 per share in cash, which represents a premium of 30% over the company’s unaffected 5-day VWAP as of December 7, 2021, the last trading day before market speculation regarding a potential transaction, and a premium of 24% over the closing price on December 20, 2021, the last trading day prior to media reports regarding a potential bid from Vista and Elliott.

An unaffected stock price is the share price of a company prior to any official announcement of a transaction, or any market rumors speculating about a potential transaction. It is often compared to the transaction price to understand the size of the premium.

3.	Why did Citrix enter into this transaction? Why now?

This is a very positive development, which will put Citrix in a better position to accelerate its transformation and invest in its growth strategy.

While going private is a change, we believe it is the right and best choice for Citrix—providing the fastest and best way to complete our business transformation, giving us greater scale, flexibility, and increasing our ability to invest more in the high-growth components of our business outside of the public markets.

4.	Who is Vista Equity Partners? Who is Elliott Management?

Vista is a leading global investment firm that focuses exclusively on enterprise software, data, and technology-enabled businesses. Vista has a long and successful track record of successfully taking large technology companies private to drive faster innovation and growth. Elliott has been a long-term investor in Citrix, and they know our company and our industry very well.

Importantly, both Vista and Elliott recognize the value and strength of our business and our talented team and share our vision for the future. They are approaching this partnership with a focus on collaboration and an emphasis on building an even stronger business.

With their support, we will be better positioned to accelerate our ongoing cloud transition. We look forward to leveraging their significant experience and expertise in software and technology.

5.	Who is TIBCO? What role do they play in this transaction?

TIBCO is one of Vista’s portfolio companies and is a global leader in enterprise data management, empowering its customers to connect, unify, and confidently predict business outcomes. Vista and Elliott intend to combine the Citrix and TIBCO businesses.

The combination brings together the leader in secure application and workspace delivery with the leading provider of enterprise integration and data management to provide customers with the secure infrastructure needed to modernize IT and empower secure hybrid work.

The union will accelerate Citrix’s defined growth strategy and SaaS transition. With the addition of TIBCO’s capabilities and solutions, Citrix will be positioned to provide complete, secure, and optimized infrastructure for enterprise application and data management to advance hybrid cloud IT strategies and meet the needs of the modern enterprise.

6.	What does it mean to be a private company? Does this mean we are a private company today?

A private company is owned by the company’s founders, management, or a group of private investors. Private companies’ shares are not publicly traded. Being a private company will give us much greater flexibility on important fronts, especially where and when we invest. Being private will also afford us the time to complete our transition to becoming a company with predictable growth and strong profit margins.

When the transaction closes, which we expect to occur mid-year, Citrix’s stock will no longer be traded on NASDAQ, and each shareholder will receive $104 per share in cash for each share of Citrix stock that they own.

What we announced was an agreement to be acquired, but there are customary regulatory and shareholder approvals required over the coming months before the transaction is complete.

While we will be changing ownership, our focus and our mission are still the same. We remain committed to continuing to drive our transformation and deliver market-leading technologies to our customers.

7.	What does this mean for employees?

This announcement does not change our focus or what we value as a company, and following the completion of the transaction, we expect to continue operating much like we do today.

We remain committed to continuing to drive our transformation and deliver market-leading technologies to our customers.

Until the transaction closes, which we expect to occur mid-year, it remains business as usual, and we continue to operate normally as an independent, publicly traded company.

It is important for each of us to remain focused on our day-to-day responsibilities, continue building on our momentum, and push the limits of innovation—just as we always have.

There are still many details to be worked out related to how—and to what extent—Citrix and TIBCO will be integrated. Vista and Elliott have been focused on the transaction itself, and they want and need our input on the combination and strategy before the full plan is laid out.

We are committed to keeping you informed as we learn more about how best to maximize the potential of this combination.

8.	How will the transaction impact the newly formed Business Unit, Work Solutions?

As we stated when we announced the new Work Solutions business unit, which includes our work collaboration solutions such as ShareFile, RightSignature and Podio, and Wrike, we see that the market in these spaces is rapidly growing. But capitalizing on these growth trends involves selling into non-traditional Citrix customers and different routes to market than our traditional business. We established the Work Solutions business unit to have the focus needed to succeed in these quickly growing spaces, but success will also require investment. The acquisition gives us an opportunity to leverage investment towards our defined growth plans. We are still executing on our plans and expect our teams to continue to focus on the opportunity ahead. Nothing changes as we progress between transaction and close.

9.	Will there be any layoffs or changes to our organization as a result of this transaction?

As noted above, the skills and expertise of Citrix employees were a key motivator for the acquisition. Both Vista and Elliott understand the importance of people in a software business. When we bring the teams together, we would expect some realignment and reorganization of our people resources.

We are committed to keeping you informed as we have updates to share throughout this process.

10.	What do I do if I am contacted by the media or other third parties?

Consistent with company policy, please direct any inquiries you receive from the media to Eric Armstrong, and any inquiries you receive from investors or analysts to Traci Tsuchiguchi.

11.	What is the timeline for the close of the transaction? What are the next steps?

The transaction is expected to close by mid-year, subject to customary closing conditions, including approval by Citrix shareholders and receipt of regulatory approvals.

Until the transaction closes, we will remain an independent, publicly traded company, and it is business as usual at Citrix.

Everyone needs to stay focused on executing against our plan.

12.	Will this transaction have any impact on employee benefits and compensation?

Through the end of this year, we will maintain our current benefits programs. For overall compensation, we are partnering with Vista and Elliott to review this year’s compensation planning process and future compensation planning to ensure that we have a competitive compensation program that will work for us when we are a private company later this year.

After the transaction closes, you can still expect a highly competitive package of total rewards. Again, both Vista and Elliott understand the importance of people in a software business.

We are committed to keeping you informed to the extent there are any changes to any of our policies or programs.

13.	I own Citrix stock. What will happen to employee stock?

Like all shareholders who own Citrix stock, you will receive $104 in cash for each share of Citrix stock you own when the transaction closes.

14.	What happens to my unvested restricted stock units (RSUs) or performance-based RSUs (PRSUs)?

For those of you with unvested RSUs, your vesting schedule remains unchanged. Before closing, you will receive Citrix shares in the normal course when your RSUs vest. If you are not subject to a trading restriction, you may sell those shares once they vest prior to closing of the deal. After the closing, you will receive $104 per share in cash for each RSU vested according to your vesting schedule provided you continue your employment with Citrix.

PRSUs will work the same as time-vested RSUs, except that at closing PRSUs will be deemed to have earned 200%.

15.	How does this transaction affect our employee stock purchase program (ESPP)?

The February 1st purchase will go forward as planned. If you are currently enrolled in the ESPP, we will continue your contributions to the ESPP, and we may change the purchase date to earlier if the transaction closes before our scheduled purchase date, which is in August.

For additional information, please see the news release.

You can also send questions to DealQuestions@citrix.com.

Additional Information and Where to Find It

This communication has been prepared in respect of the proposed transaction involving the Company and affiliates of Vista and Elliott, and may be deemed to be soliciting material relating to the Merger. In connection with the transaction, the Company will file a proxy statement on Schedule 14A relating to a special meeting of its stockholders with the Securities and Exchange Commission (the “SEC”). Additionally, the Company may file other relevant materials in connection with the transaction with the SEC. Investors and securityholders of the Company are urged to read carefully and in their entirety the proxy statement and any other relevant materials filed or that will be filed with the SEC when they become available because they contain or will contain important information about the Merger and related matters. The definitive proxy statement will be filed with the SEC and mailed or otherwise made available to the Company’s securityholders. Investors and securityholders will be able to obtain a copy of the proxy statement, as well as other filings containing information about the transaction that are filed by the Company with the SEC, free of charge on EDGAR at www.sec.gov or on the investor relations page of the Company’s website at www.investors.citrix.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in respect of the Merger. Information about the Company’s directors and executive officers is set forth in the proxy statement for the Company’s 2021 Annual Meeting of Stockholders, which was filed with the SEC on April 16, 2021. Other information regarding the participants in the proxy solicitation and a description of their interests will be contained in the proxy statement for the Stockholder Meeting and other relevant materials to be filed with the SEC in respect of the proposed Merger when they become available.

Forward Looking Statements

Certain statements contained in this communication may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “predicts,” “plans,” “expects,” “anticipates,” “believes,” “goal,” “target,” “estimate,” “potential,” “may,” “might,” “could,” “see,” “seek,” “forecast,” and similar words. Forward-looking statements are based on the Company’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond the Company’s control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include, among others: (i) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (ii) the failure to obtain the Stockholder Approval; (iii) the failure to obtain certain required regulatory approvals to the completion of the proposed Merger or the failure to satisfy any of the other conditions to the completion of the proposed Merger; (iv) any difficulties of Vista or Elliott in financing the Merger as a result of uncertainty or adverse developments in the debt or equity capital markets or otherwise; (v) the effect of the announcement of the proposed Merger on the ability of the Company to retain and hire key personnel and maintain relationships with its key business partners and customers, and others with whom it does business, or on its operating results and businesses generally; (vi) the response of competitors to the proposed Merger; (vii) risks associated with the disruption of management’s attention from ongoing business operations due to the proposed Merger; (viii) the ability to meet expectations regarding the timing and completion of the proposed Merger; (ix) significant costs associated with the proposed Merger; (x) potential litigation relating to the proposed Merger; (xi) restrictions during the pendency of the proposed Merger that may impact the Company’s ability to pursue certain business opportunities; and (xii) the other risks, uncertainties and factors detailed in the Company’s filings with the SEC, including in the Company’s Annual Report on Form 10-K, filed February 8, 2021 and subsequent Quarterly Reports on Form 10-Q. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. The Company is providing the information in this communication as of this date and assumes no obligations to update the information included in this communication or revise any forward-looking statements, whether as a result of new information, future events or otherwise.